Exhibit 21

Exhibit 21. Subsidiaries of the Registrant.

Company Name	State or Jurisdiction of Incorporation

UnumProvident Corporation	Delaware

First Unum Life Insurance Company	New York

Unum International Underwriters, Inc.	Delaware

Unum Life Insurance Company of America	Maine

GENEX Services, Inc.	Pennsylvania

GENEX Services, LLC	Ohio

GENEX Services of Canada, Inc.	Canada

GENEX Services, Inc. of Ohio	Ohio

Genex Consultants, Inc.	New York

PRIMECOR, Inc.	Pennsylvania

Options & Choices, Inc.	Wyoming

Independent Review Services, Inc.	New York

Duncanson & Holt, Inc.	New York

Duncanson & Holt Services, Inc.	Maine

Duncanson & Holt Canada Ltd.	Canada

TRI-CAN Reinsurance Inc.	Canada

Duncanson & Holt Asia PTE Ltd.	Singapore

Duncanson & Holt Underwriters, Ltd.	England

Duncanson & Holt Europe Ltd.	England

Duncanson & Holt Syndicate Management, Ltd.	England

Trafalgar Underwriting Agencies Ltd.	England

Unum European Holding Company Limited	England

Unum Limited	England

Claims Services International Limited	England

Group Risk Insurance Services Limited	England

UnumProvident Finance Company	England

Colonial Companies, Inc.	Delaware

Colonial Life & Accident Insurance Company	South Carolina

BenefitAmerica, Inc.	South Carolina

UnumProvident International Ltd.	Bermuda

The Paul Revere Corporation	Massachusetts

The Paul Revere Life Insurance Company	Massachusetts

The Paul Revere Variable Annuity Insurance Company	Massachusetts

Provident Life and Accident Insurance Company	Tennessee

Provident Life and Casualty Insurance Company	Tennessee

Provident Investment Management, LLC	Tennessee